Exhibit 99.1

VIVUS TO EXTEND RETURN DATE OF STENDRA COMMERCIAL RIGHTS

VIVUS and Auxilium agree to extend the STENDRA® (avanafil)

license agreement through August 31, 2016

MOUNTAIN VIEW, Calif., June 30, 2016 - VIVUS, Inc. (NASDAQ: VVUS; the “Company”), a biopharmaceutical company commercializing and developing innovative, next-generation therapies to address unmet needs in obesity and sexual health, today announced an extension of the termination date of the license agreement between Auxilium Pharmaceuticals, Inc., a subsidiary of Endo International, plc, and VIVUS for STENDRA® (avanafil) U.S. and Canadian commercial rights through August 31, 2016.  In December 2015, Auxilium notified VIVUS of its intention to return the U.S. and Canadian commercial rights for STENDRA. This notification was Auxilium’s contractually required six-month notice of termination which, absent an agreement between Auxilium and the Company, would have resulted in the termination of the license agreement on June 30, 2016.

“As we have discussed, we and our advisor are engaged in a business evaluation process to optimize the value of STENDRA and Qsymia,” said Seth H. Z. Fischer, VIVUS Chief Executive Officer. “We expect to make our decision on whether to commercialize STENDRA on our own or with a third party in the near term. The extension with Auxilium will provide us with additional time to ensure no interruptions in the availability of STENDRA to patients and health care providers while we complete our evaluation and process.”

About Avanafil

STENDRA® (avanafil) is approved in the U.S. by the FDA for the treatment of erectile dysfunction. Auxilium Pharmaceuticals, Inc. has exclusive marketing rights to STENDRA in the U.S. and Canada through August 31, 2016, at which time such rights will revert back to VIVUS.

STENDRA is available through retail and mail order pharmacies.

SPEDRA™, the trade name for avanafil in the EU, is approved by the EMA for the treatment of erectile dysfunction in the EU. VIVUS has granted an exclusive license to the Menarini Group through its subsidiary Berlin-Chemie AG to commercialize and promote SPEDRA for the treatment of erectile dysfunction in over 40 European countries plus Australia and New Zealand.

VIVUS has granted an exclusive license to Sanofi to commercialize avanafil in Africa, the Middle East, Turkey, and the Commonwealth of Independent States (CIS) including Russia.

Avanafil is licensed from Mitsubishi Tanabe Pharma Corporation (MTPC). VIVUS owns worldwide development and commercial rights to avanafil for the treatment of sexual dysfunction, with the exception of certain Asian-Pacific Rim countries. VIVUS is in discussions with other parties for the commercialization rights to its remaining territories.

For more information about STENDRA, please visit www.Stendra.com.

Important Safety Information

STENDRA® (avanafil) is prescribed to treat erectile dysfunction (ED).

Do not take STENDRA if you take nitrates, often prescribed for chest pain, as this may cause a sudden, unsafe drop in blood pressure.

Discuss your general health status with your healthcare provider to ensure that you are healthy enough to engage in sexual activity. If you experience chest pain, nausea, or any other discomforts during sex, seek immediate medical help.

STENDRA may affect the way other medicines work. Tell your healthcare provider if you take any of the following; medicines called HIV protease inhibitors, such as ritonavir (Norvir®), indinavir (Crixivan®), saquinavir (Fortavase® or Invirase®) or atazanavir (Reyataz®); some types of oral antifungal medicines, such as ketoconazole (Nizoral®), and itraconazole (Sporanox®); or some types of antibiotics, such as clarithromycin (Biaxin®), telithromycin (Ketek®), or erythromycin.

In the rare event of an erection lasting more than 4 hours, seek immediate medical help to avoid long-term injury.

In rare instances, men taking PDE5 inhibitors (oral erectile dysfunction medicines, including STENDRA) reported a sudden decrease or loss of vision. It is not possible to determine whether these events are related directly to these medicines or to other factors. If you experience sudden decrease or loss of vision, stop taking PDE5 inhibitors, including STENDRA, and call a doctor right away.

Sudden decrease or loss of hearing has been rarely reported in people taking PDE5 inhibitors, including STENDRA. It is not possible to determine whether these events are related directly to the PDE5 inhibitors or to other factors. If you experience sudden decrease or loss of hearing, stop taking STENDRA and contact a doctor right away. If you have prostate problems or high blood pressure for which you take medicines called alpha blockers or other anti-hypertensives, your doctor may start you on a lower dose of STENDRA.

Drinking too much alcohol when taking STENDRA may lead to headache, dizziness, and lower blood pressure.

STENDRA in combination with other treatments for ED is not recommended.

STENDRA does not protect against sexually transmitted diseases, including HIV.

The most common side effects of STENDRA are headache, flushing, runny nose and congestion.

Please see full patient prescribing information for STENDRA (50 mg, 100 mg, 200 mg) tablets.

About VIVUS

VIVUS is a biopharmaceutical company commercializing and developing innovative, next-generation therapies to address unmet needs in obesity and sexual health. For more information about the company, please visit www.vivus.com.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks, uncertainties and other factors, including risks and uncertainties related to potential change in our business strategy to enhance long-term stockholder value; risks and uncertainties related to the impact of promotional programs for Qsymia on our net product revenue and net income (loss) in future periods; risks and uncertainties related to the impact of the return of the U.S. and Canadian rights for the commercialization of STENDRA; risks and uncertainties related to our ability, either by ourselves or through a third party, to successfully commercialize STENDRA in the U.S. and Canada; risks and uncertainties related to our ability to successfully commercialize Qsymia including risks and uncertainties related to expansion to retail distribution, the broadening of payor reimbursement, the expansion of Qsymia’s primary care presence, changing market dynamics shifting prescribing towards obesity specialists, and the outcomes of our discussions with pharmaceutical companies and our strategic and franchise-specific pathways for Qsymia; risks and uncertainties related to our ability to commercialize Qsymia efficiently in 2016; and risks and uncertainties related to our ability to successfully complete on acceptable terms, and on a timely basis, avanafil partnering discussions for territories under our license with MTPC in which we do not have or will be ending a commercial collaboration, including the U.S., Canada and Latin America. These risks and uncertainties could cause actual results to differ materially from those referred to in these forward-looking statements. The reader is cautioned not to rely on these forward-looking statements. Investors should read the risk factors set forth in VIVUS’s Form 10-K for the year ended December 31, 2015 as filed on March 9, 2016 and as amended by the Form 10-K/A filed on April 22, 2016, and periodic reports filed with the Securities and Exchange Commission. VIVUS does not undertake an obligation to update or revise any forward-looking statements.

VIVUS, Inc.	Investor Relations: The Trout Group
Mark Oki	Brian Korb
Chief Financial Officer	Managing Director
oki@vivus.com	bkorb@troutgroup.com
650-934-5200	646-378-2923